                                                         Exhibit 99.1

For Immediate Release
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May 24, 2005

              NORDSTROM BOARD ANNOUNCES TWO-FOR-ONE STOCK SPLIT
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SEATTLE - May 24, 2005 - Nordstrom, Inc. (NYSE: JWN) announced today that its Board of Directors has approved a two-for-one stock split of its outstanding common stock and a proportional increase in the number of Nordstrom common shares authorized from 500 million to 1 billion. Additional shares issued as a result of the stock split will be distributed on or about June 30, 2005 to shareholders of record as of June 13, 2005. This marks the seventh stock split in the company's history.

"Our company remains committed to building long-term value for shareholders and the decision to split the stock reflects our confidence in the company's future opportunities," said Bruce Nordstrom, Chairman of Nordstrom, Inc.

Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 151 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, Nordstrom today operates 95 full-line stores, 49 Nordstrom Racks, five U.S. Faconnable boutiques, one freestanding shoe store, and one clearance store. Nordstrom also operates 32 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom Direct serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.

Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995) that involves risks and uncertainties, including anticipated results, store openings and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the company's ability to predict fashion trends, consumer apparel buying patterns, the company's ability to control costs, weather conditions, hazards of nature, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, changes in government or regulatory requirements and the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry.
Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contact:
Stephanie Allen, 206-303-3262

Media Contact:
Deniz Anders, 206-373-3038